Exhibit 5.1

Our ref          JUH/734192-000001/13245135v2

Huami Corporation

Building H8, No. 2800 Chuangxin Road

Hefei, 230088

People's Republic of China

8 August 2018

Dear Sirs

Huami Corporation

We have acted as Cayman Islands legal counsel to Huami Corporation (the "Company") in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission"), relating to the registration under the Securities Act of 1933, as amended (the "Act") of an aggregate amount of 22,634,265 Class A Ordinary Shares of par value US$0.0001 each in the share capital of the Company (the "Shares") issuable by the Company pursuant to the Company's 2015 Share Incentive Plan and the 2018 Share Incentive Plan (together the "Plans").

We have reviewed the corporate authorisations of the Company in connection with the Plans and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plans and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plans and in accordance with the resolutions adopted by the board of directors of the Company (or any individual or committee to whom the board of directors have delegated their powers with respect to administration of the Plans) and when appropriate entries have been made in the register of members of the Company, will be validly issued, fully paid and non-assessable.

In this opinion, the phrase "non-assessable" means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

This opinion is subject to the qualification that under the Companies Law (2018 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2018 Revision) directs or authorises to be inserted therein.  An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.  In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP